Exhibit 99.1



ADMINISTRATIVE PROCEEDING
File No 3-11317

SEC INSTITUTES ADMINISTRATIVE PROCEEDING AGAINST PUTNAM INVESTMENT MANAGEMENT LLC IN CONNECTION WITH SELF-DEALING IN PUTNAM MUTUAL FUNDS BY TWO MANAGING DIRECTORS AND OTHER PUTNAM INVESTMENT PROFESSIONALS

In the Matter of Putnam Investment Management LLC

The Securities and Exchange Commission today instituted administrative proceedings against Putnam Investment Management LLC (Putnam) in connection with the personal trading by two former Putnam Managing Directors and portfolio managers, Justin M. Scott and Omid Kamshad, and other investment professionals at Putnam. In the administrative order instituting proceedings against Putnam, the Division of Enforcement (the Division) alleges that Putnam engaged in securities fraud by failing to disclose to the funds or to the fund boards the potentially self-dealing transactions in fund shares by Scott, Kamshad and other employees.


According to the Division, Scott and Kamshad, for their own personal accounts, engaged in excessive short-term trading of Putnam mutual funds for which they were portfolio managers. The Division alleges that Scott and Kamshad's investment decision-making responsibility for those funds afforded them access to non-public information about the funds, including current portfolio holdings, valuations and transactions. The Division further alleges that Scott and Kamshad's short-term trading violated their responsibilities to other fund shareholders, that Scott and Kamshad failed to disclose their trading and that, by their trading, they potentially harmed other fund shareholders. The Division further alleges that Putnam failed to supervise Scott, Kamshad and other employees, that it failed to have policies and procedures reasonably designed to prevent the misuse of non-public information and that it failed adequately to enforce its code of ethics.


The Division's allegations as to Putnam are that it willfully violated Sections 204A, 206(1) and 206(2) of the Investment Advisers Act of 1940 (Advisers Act) and Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1(c) thereunder and that it failed to supervise under Section 203 of the Advisers Act. The Division is seeking relief in the form of a cease-and-desist order, disgorgement, a penalty, and such other relief as the Commission deems appropriate. In connection with the Commission's administrative order, a hearing will be scheduled before an administrative law judge to determine whether the allegations contained in the order are true and to provide Putnam an opportunity to respond to them.


In a related action, the Commission today filed a civil injunctive action against Scott and Kamshad in the federal court action alleging that they violated Sections 206(1) and 206(2) of the Advisers Act. In that action, the Commission is seeking injunctive relief, disgorgement, penalties, and such equitable relief as the court deems appropriate.

The Commission acknowledges the assistance of the Secretary of the Commonwealth of Massachusetts in its investigation. The Commission's investigation is continuing.